Exhibit 99.1

CARMAX PARTNERS WITH DIGITAL AUTOMOTIVE LEADER EDMUNDS

Richmond, Va. - January 29, 2020 - CarMax, Inc. (NYSE:KMX), the nation’s largest retailer of used cars, today announced it is partnering with, and investing in, Edmunds, one of the most influential and popular automotive research sites in the world. CarMax is investing $50 million to acquire a minority stake in the company.

Edmunds has been consistently recognized as one of the most trusted online resources for automotive information, and an industry leader in digital car shopping innovations. This strategic relationship further strengthens CarMax’s new omni-channel experience, which empowers customers to buy a car on their terms, whether completely from home, in-store, or a seamlessly integrated combination of both.

“Edmunds’ proprietary content, comprehensive automotive market insights and streamlined user experience across the car buying and selling journey will allow us to deepen our engagement with customers shopping online,” said Bill Nash, CarMax president and CEO. “Consumers trust Edmunds for its in-depth, expert-driven automotive editorial content and unbiased reviews. Edmunds has also made significant investments in digital innovations over the last several years that align with our continued focus on enhancing the customer experience online.”

“We’re excited for this opportunity to collaborate with another well-respected industry leader that is dedicated toward making car shopping easier for consumers,” said Avi Steinlauf, Edmunds’ chief executive officer. “With our expanded resources and capabilities, we’re confident this will be a mutually beneficial partnership for many years to come.”

About CarMax
CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. CarMax continues to innovate and is currently rolling out an omni-channel experience, providing customers the option to complete transactions entirely from home, in store, or in a seamless combination of both. CarMax has more than 200 stores nationwide, and during the latest fiscal year sold nearly 750,000 used cars and 450,000 wholesale vehicles at its in-store auctions. With more than 25,000 associates, CarMax is proud to have been recognized for 15 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

About Edmunds
Edmunds guides car shoppers online from research to purchase. With in-depth reviews of every new vehicle, shopping tips from an in-house team of experts, plus a wealth of consumer and automotive market insights, Edmunds helps millions of shoppers each month select, price and buy a car with confidence. Regarded as one of America’s best workplaces by Fortune and Great Place to Work, Edmunds is based in Santa Monica, California, and has a satellite office in Detroit, Michigan. Follow us on Twitter, Facebook and Instagram.

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected benefits of the transaction with Edmunds, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Edmunds’ financial performance.

•	Our ability to develop, maintain, and realize the benefit of commercial arrangements with Edmunds.

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Our inability to realize the benefits associated with our omni-channel initiatives.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

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The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The volatility in the market price for our common stock.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2019, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contacts:

Investors:
Stacy Frole, Vice President, Investor Relations
investor_relations@carmax.com, (804) 747-0422 x7865

Media:
pr@carmax.com, (855) 887-2915